Transcript of
ShengdaTech Inc (SDTH)
2010 First Quarter Earnings Conference Call
May 11, 2010

Participants
Kevin Theiss, Investor Relations
Mr. Xiangzhi Chen, Chairman and Chief Executive Officer
Mr. Andrew Chen, Chief Financial Officer
Ms. Anhui Guo, Chief Operating Officer

Presentation

Operator
Greetings and welcome to the ShengdaTech Inc. 2010 First Quarter Earnings Conference Call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host Kevin Theiss, with Grayling. Thank you Mr. Theiss, you may begin.

Kevin Theiss – Grayling – Investor Relations
Thank you for joining us today and welcome to ShengdaTech’s 2010 first quarter conference call.  My name is Kevin Theiss and I am with Grayling, ShengdaTech’s US Investor Relations Advisor.  Joining us from China are Mr. Xiangzhi Chen, Chairman and Chief Executive Officer, Mr. Andrew Chen, Chief Financial Officer and Ms. Anhui Guo, Chief Operating Officer.  They will be available to answer questions later in the conference call and Dixon Chen will provide translation.  Before we get started I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements which are subject to risk and uncertainties.  And management may make additional forward-looking statements in response to your questions.  Therefore the company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from those discussed today due to various risks including, but not limited to such factors as unanticipated changes in product demand especially in the tire and PVC industries, the ability to attract new customers, ability to prepare for growth, plan manufacturing capacity expansion, ability to increase product applications and other information detailed from time to time in our future filings with the United States Security and Exchange Commission.  Accordingly, although the company believed that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  In addition any forward-looking information that represents management’s estimates as of today, May 11, 2010, ShengdaTech assumes no obligations to update any forward-looking statements.  Xiangzhi Chen will provide a brief overview in Chinese and I will provide the English version, then CFO Andrew Chen will provide additional comments, then the financial review.  Management will conduct a question and answer session after the commentary is finished.  The 2010 first quarter results are unaudited and prepared in accordance with the US GAAP.  Mr. Chen please begin.

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
[Speaking in Chinese 00:03:00 - 00:09:36]

Kevin Theiss – Grayling – Investor Relations
(Translation) Good morning everyone.  Welcome to our First Quarter Conference Call.  We are very pleased to report to our shareholders that with the recovery of the global economy, our company’s sales grew strongly coupled with significant profits.  Under the joint efforts of management and employees, the increase of our NPCC segment has reached a new record high.

Before we go into our first quarter financial results, I would like to talk about the industry development trend.  The Chinese new material industry is moving towards higher functioning products based upon a sustainable science and technologies, as the Chinese government encourages the development of material science to reduce energy expenditures and improve end-product quality.  This has created opportunities for a number of new materials to enter the market place such as our NPCC.  In 2008 the global research house, Frost & Sullivan, estimated the NPCC market in China to reach 1-million metric ton demand by 2013.  With the development of the low-carbon economy, this environmental friendly functional material will quickly be accepted throughout the world and make its market demand increase rapidly in the near future.

Our leading product, nano-precipitated calcium carbonate, or NPCC, less than 100 nanometer in size, is an environmental friendly functional material derived from limestone.  Its rich applications in many industries are decided by its nanometer size particle and special crystal shape.  In plastic, where it is being added in vinyl siding and fencing, NPCC increases impact strength.  At the same time some of the smaller particles are also able to replace expensive impact modifiers.  Likewise, NPCC can control viscosity and sag in automotive and construction sealants such as PVC silicones.  In paint, NPCC’s unique particle shape not only improves covering, but also allows reduction in titanium dioxide levels.  In the paper industry where the alkaline conversion and the continuing trends towards alkaline versus acid process paper, making NPCC is well established as a filler and coating pigment for premium quality paper products.  In food and beverage, NPCC can improve the performance and nutrition of products.  In medicine, NPCC is the primary ingredient to regulate gastric acid.  In cosmetics, NPCC has its unique advantages.  In electronics, with the application of NPCC the pouring sealant is not only heat resistance and provides insulation, but also can act with better tightness to prevent leaks.

As a nano technology leader, we will continue to focus on new product development and on meeting the demands of our customers.  Our advantages in raw material resources, low-labor costs, the world leading technology of membrane dispersion and strong R&D team are all our natural resources and advantages in China which are incomparable by other competitors in the world.  Currently we are receiving returns on our investment in the development of new products.

In 2010, with the base of existing overseas returnees and other domestic excellent researchers, we will continue to strengthen the R&D force to make the number of the R&D team reach hundreds of professionals.  We will continuously focus on developing new value-add products, not only in applications of adhesives, rubber, plastic, paint, oil paint, paper, roadway, etc., but also in the exploratory applications of food, cosmetics, electronics, electricity and others.  Meanwhile we will expand our production capacity, explore and occupy new markets and make customer-made solutions to meet their specific requirements so as to attract new customers, gain more market share by technology and generate rich rewards by product quality.  Time has shown that we are confident in continuously renewing our records and increasing our shareholder value.  Now Andrew Chen, our CFO will make remarks on our financial performance and the items in which everyone is most interested.  I will participate in questions and answer session along with Ms. Guo and Mr. Andrew Chen.  I sincerely thank you for your continued interest in and support of ShengdaTech.  Andrew?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
Well thanks you Chairman Chen and Kevin.  Before I begin, I would like to encourage all of you to read our 10-Q filed with the Securities and Exchange Commission and our press release published earlier this morning for more detailed financial disclosures.  In December 2009, we committed to a plan to dispose of our Bangsheng coal-based chemical facility operating assets.  In accordance with US GAAP, we have reclassified the assets, liabilities, operations and cash flows of Bangsheng facility as discontinued operations for all periods presented in our consolidated financial statements.  Revenues from continuing operations in our 2010 first quarter increased 46.2% to $30.2 million from $20.7 million in our first quarter in 2009.  The revenue increase was due primarily to the company’s expanded production capacity to meet the growing market demands as well as an increase in the average selling price.

During our first quarter of 2010, sales volume was 62,313 metric tons, an increase of 19,344 metric tons from the first quarter of 2009 resulting from the production capacity added to the Zibo facility.  In addition, the average selling price for our products was $485 per metric ton, an increase of $4 per metric ton from the average selling price of $481 per metric ton in the first quarter last year.  The increase in average selling price was mainly due to changes in our pricing strategy in our product mix based on market demands.  For the first quarter of 2010, sales for PE and latex applications increased by 18,365 and 5,296 metric tons respectively, compared to the same quarter of 2009.  Due to increased sales in these applications to existing customers as well as new customers orders sales where tires, PVC, paper and ink applications decreased by 820 metric tons 2,014 metric tons, 338 metric tons and 1,389 metric tons, respectively, due primarily to specific customers’ needs and demand and timing of their purchases.

Gross profit increased 49.6% to $12.7 million $8.5 million in the same period of 2009.  Gross margin for the quarter was 42% as compared with 41.1% in the same quarter of 2009.  The improved gross margin was mainly attributable to a greater number of tons sold in the higher average selling price as more value-added products, commanding justifiable higher prices, were shipped during this quarter.

Selling, general and administrative expenses amounted to $2 million, an increase of $0.4 million from $1.6 million in the first quarter of 2009.  As a percentage of total revenues, SG&A expenses decreased to 6.6% for the first quarter of 2010 from 7.6% in the first quarter of 2009.  Selling expenses was $0.5 million in the first quarter of 2010, up from $0.3 million in the same quarter of 2009.  Selling expenses were 1.7% of revenue compared to 1.5% in the first quarter of 2009.  General and administrative expenses were $1.5 million in the first quarter of 2010 as compared with $1.3 million in the same period of 2009.  G&A expenses as a percentage of revenue declined to 4.8% in the first quarter of 2010 from 6.1% in the first quarter of 2009.  The decline was mainly attributable to our cost control measures and better economies-of-scale with the rising production capacity and higher sales.

Operating income for the first quarter of 2010, was $10.7 million up 55% from $6.9 million in the first quarter a year ago.  Operating margin rose to 35.4% compared with 33.4% in the first quarter of 2009.  The increase in operating income and operating margin in the first quarter of 2010 was mainly due to higher sales, gross profit and gross margin compared to the first quarter of 2009.

Interest expense related primarily to our convertible notes was $3.3 million for the three months ended March 31, 2010, an overall increase of $0.8 million compared to the same period in 2009.  Total interest expense included $1.4 million of contractual coupon interest on the convertible notes, $0.3 million amortization of debt issuance cost and $1.6 million amortization of debt discount. The $0.8 million increase for the three months ended March 31, 2010 was mainly comprised of $0.3 million increase in the amortization of debt discount calculated in accordance with the relevant accounting principles as compared to the same period of 2009.  While capitalized interest for the three months ended March 31, 2010 decreased by $0.5 million compared to the same period in 2009, the capitalized interest for the three months ended March 31, 2010,  was immaterial as the company started the construction of Zibo plant phase II project in March 2010.

Our effective income tax rate decreased to 11.1% for the three months period ended March 31, 2010 from 14.6% for the first quarter of 2009.  The decrease in our effective tax rate is mainly due to a higher tax rate differential attributable to losses in the US operations for the three months ended March 31, 2010 when compared to the same period in 2009.  The three months ended March 31, 2009 included the tax effects of the gain on extinguishment of debt for which no comparable current period amount exists.  The decrease is partially offset by an increase in our Shandong Haize facility income tax rate to 25.0% in 2010 from 12.5% in 2009.

Net income from continuing operations in the first quarter of 2010, was $6.7 million reflecting a 25.2% year-over-year increase from $5.4 million in the same period last year.  Fully diluted earnings per share from continuing operations for the first quarter of 2010, were $0.12 compared with fully diluted earnings from continuing operations per share of $0.09 in the same quarter of 2009.

Fully diluted weighted average shares outstanding were 54,270,633 in the first quarter of 2010, down from 67,432,169 in the same quarter last year primarily due to the fact that a number of potential common shares related to the company’s convertible debts were anti-dilutive during the first quarter of 2010 and therefore were excluded from the diluted earnings per share calculation.

As of March 31, 2010, the company had cash and cash equivalents of $117.3 million, compared with $116 million at the end of March 2009.  Days sales outstanding, DSO, a measure of receivable collection activity, for the first quarter was 61 days as compared to 60 days in the fourth quarter 2009. We exclude cash sales in our calculation of accounts receivable turnover in days.  As of the end of March 2010 there was no overdue accounts receivable.  Total shareholders equity rose to $177.3 million at March 31, 2010 from $170.6 million at December 31, 2009.

Net cash flow provided by operating activities for the first quarter of 2010 increased to $12.0 million from $7.3 million for the same quarter of 2009 mainly due to the increased sales revenue as well as improved accounts receivable management.  The purchase of property, plants and equipment including interest capitalized was $3.9 million during the quarter.

We continue to expect 2010 revenue and net income from continuing operations to be in the range of $123 million to $126 million and $25 million to $27 million, respectively.  Once again due to the unpredictable impact of the fully diluted share base calculation, we have not provided guidance for fully diluted earnings per share for 2010.

To achieve real growth, our R&D department of high-value products must be accompanied by increased production capacity.  Currently, we are executing two major projects that will add an additional 50,000 metric tons of production capacity during the course of the year. During the second quarter we expect to complete repairs and maintenance as well as the equipment and technological upgrades and begin production at our recently required NPCC facility in Shandong Haize Province.  Once this first phase is completed, the facility will have a planned annual capacity of 10,000 metric tons.  As reported earlier, we anticipate that when all phases are completed the Shandong facility will have 210,000 metric tons production capacity.

Additionally, the company has ordered equipment for the 40,000 metric ton production capacity expansion of the new NPCC facility in Zibo with expected complete installation and begin production by October 2010.

The total planned annual NPCC production capacity for 2010 will increase by about 20% to approximately 300,000 metric tons by year end as the new lines in Zibo and the 10,000 metric tons of production at Shandong facility comes online.

With the first quarter strong financial performance kicking off 2010, we remain optimistic about our prospects for this year.  The exciting plans in place for production capacity expansions, new application developments for NPCC, increased presence in a high potential market such as Yangtze River Delta, expended sales and marketing staff when combined with proven leadership of our professional management team the prospects for the years to come could now be brighter.  Your confidence in this company is appreciated and we fully believe it will be rewarded as we do all we can to deliver sustainable and profitable sales growth while increasing shareholders values.

Now I would like to open up the call to any questions you may have for the management team.  We will take one question from each participant each time and hope to get back to you incase you have a followup question.

Operator, please start the Q&A.

Operator
Ladies and gentleman if you would like to ask a question please press *1 on your telephone keypad at this time.  A confirmation tone will indicate your line is in the question queue.  You can press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  Once again if you would like to ask a question please press *1 on your telephone keypad at this time.

One moment please while we poll for questions.  Our first question is coming from the line of John Ma, with Roth Capital Partners, please state your question.

<Q>:  Good evening Andrew, Mr. Chen.  Congratulations.  Can you hear me?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
We hear you very well.

<Q>:  Is this better? (Chinese)  The question I have is, you look like you have a big breakthrough in polyethylene application so even though your tire and PVC sales are in decline, the PE has been pretty strong. Can you give us a better color into what applications have been used and what is the potential going forward and also with your new capacity increase, do you feel comfortable with that, your new applications in polyethylene and some other areas can fill up all the incremental increase?

(Chinese translation)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen:
One of the major applications is used in the PE gloves and we believe this market has great potential.

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen:
Our products have been widely used for many downstream products such as tires, PVC and we also, our R&D team have been working on developing new applications to cost manage for instance so we are developing a number of new applications that we believe the market potential can be realized.

<Q>:  (Chinese) How about the asphalt?

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen
As far at the asphalt in the question you mentioned, we are still at the testing stage with our potential customers so when we have a new breakthrough we will make a public announcement.

<Q>:  Thank you.  Congratulations.

Operator
The next question is coming from the line of Catherine Liu with Oppenheimer.  Please state your question.

<Q>:  Hello everyone, this is Karen Pui on behalf of Catherine Liu.  Thank you for taking my question.  Congratulations on an excellent quarter and progress on that asphalt project.  Your gross margin improvement is encouraging for the quarter.  As the coal price continues to rise, how should we think about that trend going forward?

Dixon Chen
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen
In terms of costs, we do see some of the costs appreciation. However, we see our production capacity expansion as well as our production methods improvement we agree we can achieve better economies-of-scale.  So with that, we think about, we are very confident we can maintain our gross margin going forward.

<Q>:  Okay great, thank you.  We know that the Alpha application presents a significant growth opportunity do you feel the NPCC market will provide enough room for your growth in the next few years.  Would you be interested in like exploring any other opportunity to diversify your current portfolio?

Translator
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Dixon Chen
To answer your question NPCC is an innovative technology.  Our strategy is purely [INAUDIBLE] strategy.  We leveraged our very strong, currently we are leveraging our very strong R&D capability.  By the end of this year, our R&D team will break through 100 staff so with that, we are proactively developing applications and looking for new markets. So as you see we establish very strong track record in the tire market, in PVC market, paper and ink market. We are currently also seeing opportunity in the food and cosmetics market.  So overall we believe we have a very good market potential to place our NPCC products.

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
And just to provide some supplemental explanation, while Mr. Chen indicated that the R&D team will be expanding to 100 staff by the end of a year and then we also see great opportunities in the area of electronics, electricity and others, and not to mention the asphalt which is currently being researched.

<Q>:  Thank you, congratulations on a good quarter again.

Operator
Our next question is coming from Ingrid Yin with Brean Murray Carret, please state your question.

<Q>:  Hi and congratulations on a good quarter.  My first question is, do you think it is bad that the NPCC application for PE will become the larger portion of the revenue going forward.  If that is the case, should we expect further margin expansion since application for PE seems to have a higher margin than other products?  Thanks.

Translator
(Chinese)

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen
To answer your question, the PE market is very large.  We estimate it to around 8.5 million metric ton on an annual basis.  To match that kind of PE production, there will be 350,000 metric tons NPCC used.  So that alone represents a fairly sizable market for us.  And also as Mr. Chen mentioned the key is customer satisfaction.  So our R&D team has been focusing on quality and innovation.  Once the satisfaction is reached, we have a very strong pricing power so we can likely say at that point it will become a sellers’ market.  The other area we seen growth potential we have established some reasonable and attractive track record is the sealant market.  Right now we are looking at 50,000 metric tons so we believe that is also an area we can see some of the growth.

<Q>:  Thank you very much.  And the second question is that I would like to know something about the international sales.  Since this quarter as percentage of sales is only 2% of 1Q 2010 compared to 15% of sales last year.  So could you please give me some color on that and what do we expect international sales going forward?  Thanks.

Dixon Chen
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Dixon Chen:
Although you see our exports as a percentage of revenue, was lowered year-over- year and that is mainly due to the global recession which caused a slow down in the exports for NPCC products. However we have been very active looking for new markets and new customers. We have been attending international chemical trade shows, both in the US and Europe and have also identified close to 25 potential customers, many of them are testing our product at current stage, so we are very optimistic looking forward in terms of exports.

<Q>:  Thank you very much.

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
Further explanations on this, we currently have 25 multinational corporations who have factories in China who are testing our products.  Okay.

Operator
Thank you.  Our next question is coming from Ping Luo with Global Hunter Securities, please state your question.

<Q>:  Thank you.  Congratulations on a good quarter.  My question is regarding product mix.  This quarter the sales, NPCC sales for tire and PVC went down.  I want to know whether it is seasonal or any other reason behind it.  Secondly, I think this quarter in this earnings call was the first time I heard about your future potential NPCC application for food, medicine, cosmetics and the electronics.  My question is that is there any other players, NPCC manufacturers including international companies that have already been producing NPCC products for those applications, or is it a new application for the industry in general? When do we see that, those kind of applications being realized?  Thank you.

Dixon Chen
(Chinese)

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Ms. Anhui Guo – Shengda Tech Inc. – Chief Operating Officer
(Chinese)

Operator
Would you like to move onto the next question?

Dixon Chen
Well let me do a translation for Ms. Guo.

So the answer is: the lower sales in tires and PVC was mainly due to the product mix change because we are adding our very good product line which is attracting very high-quality customers.  At the same time, we are retiring some of the low-quality customers which haven’t a good payment record.  So, we believe this is a natural selection process.  We do see the quality of customers will change along with our product mix switch.  In terms of international competitors, we believe there are no dominant competitors at this stage at this moment, to our knowledge, but we will continue researching.  We hope to report to our shareholders and analysts when we have better findings.  And lastly, in terms of R&D, the timeline is basically based on the R&D investments and how many staff we deploy, and also how much research projects we are developing.  So again, when we have better visibility, we will report to our shareholders.

Operator
Thank you.  Our next question is coming from Sri Nadesan with Lazard Asset Management.  Please state your questions.

<Q:>  Hi. This is Sri Nadesan. I'm not sure if you addressed this before I joined the call.  I apologize; I joined the call a little bit late.  But can you talk a little bit about your capital usage plans over the next 12 to 24 months in terms of CapEx as well as your thoughts in terms of how you plan to finance that, the capacity expansion, over the next 12 to 24 months?  And related is, what are your thoughts about your convertible bonds and how you plan to address that piece of debt that's coming, that's I think is convertible in about a year or so?  Thank you.

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Dixon Chen
Okay, yes.  At the moment, we have two projects that are ongoing, as we indicated earlier in this conference.  So we have bought the Anhui facility and we also are  further expanding our Zibo facility.  So we are adding, in total, we are adding 50,000 metric tons of capacity this year.  So the total expected capital expenditure for 2010 is going to be $46.7 million based on current counts.  That money would include the land use rights purchase of $15.9 million, and we also have about $4.6 million of acquisition of Anhui facility and technology upgrades, repairs and maintenance; the mining rights of acquisition of Anhui of $0.7 million; Zibo investments of $10.8 million; and Zibo mining rights investment of $14.7 million.  So the current year’s investment also includes investment that’s going to benefit our operational expansion for many years to come.  For example, like the land use rights purchase is going to cover the entire Anhui facility build-up in the next few years.  And also order mining rights acquisition is going to benefit this company for the very, very long-term.  Okay.  So did that answer your question?

<Q:>  Right.  Okay. So that's the capital usage.  So is it all going to be funded from cash on hand and operating cash flow?  And by the way, that $46.7 million, is that for the rest of the year of 2010?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
No. Did I mention $6.4 million?

<Q:>  I thought you said $46.7 million, right?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
Yes, yes, that’s only for 2010.

<Q:>  Is that, that's including the first quarter of 2010 or is that excluding that?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
That includes first quarter of 2010.

<Q:>  Got it. Okay. Thanks.

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
So for the whole year, I understand we currently have plenty amount of cash sitting on accounts.  We have enough money to finance or to provide funding for all these project expansions.  And then we also continue to generate very strong cash flow from our operating activities.  As you can see, we generated close to $12 million of operating cash flow in Q1 of 2010.  The company’s earnings quality is very high.  Okay?  In terms of our arrangement for the convertible notes, which is currently, the stock is trading below the conversion price.  We are fully aware of the situation and we are exploring the potential solutions with investment bankers at a moment.  And once we get to a definitive plan, we will be communicating further with the market.

<Q:>  Okay.  Alright.  So given that you have fairly strong operating cash flows, in general, can you give us a sense for what your thoughts are about optimal levels of leverage of the company?

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
At the moment, I think the issue is for a company to secure enough financing to support our expansion.  And we will be considering, it depends on the capital market situation and depends on how we can get the reasonable amount of financing at reasonable cost.  So I think the company is growing so fast and also will be growing at a very high speed in the foreseeable future.  It’s a little bit difficult to kind of fix a leverage ratio without considering the market condition.  I think the market condition is also moving very quickly, and it changes on a daily, weekly basis.  As we move on, I think we are going to be figuring out once we get into a more mature mode in a few years.  I think we will be able to figure out what would be the best leverage ratio the company should stay with.

<Q:>  Okay. Got it. Thank you very much.

Operator
Our next question is coming from the line of Greg Garner with Singular Research. Please state your questions.  It looks like we lost that caller.  Our next question is coming from Vinny Valenti [ph] with Short Squeeze Investors.  Please state your question.

<Q:>  Hi. On January 3rd of 2008, your stock price was almost $16 a share and the stock has never recovered, not even remotely close, not even halfway.  Why is that?

Dixon Chen
(Chinese)

Mr. Andrew Chen – Shengda Tech Inc. – Chief Financial Officer
I think there are many, many reasons for the stock decline.  First of all, during the time when our stock reached the peak in its price, everybody, all the other stocks did about the same thing and then everybody sharply declined when the market collapsed in 2008.  Right?  And our stock came down together with everybody else.  In the meantime, I think the company also had to cease operations in its chemical business at the end of October 2008.  That kind of added to the downward pressure on the stock.  However, the company has been working very hard and has been very successful in making NPCC into a very successful business.  And as you can see from today’s performance, we almost are getting close to recovering the kind of profitability that we used to have when we had the chemical business.  So, as we’re moving forward, we are very confident our continually expanding NPCC operation will get us to a much higher profitability level than today.  And then we are also, as we have communicated with the market previously that we are also exploring other high- margin, high cash turnover type of, and also with good technology content-type of chemical business to get back into that we can expand the company into a much sizable status.  So we are very confident on a going forward basis the stock price will be moving along as we grow the business.

Mr. Xiangzhi Chen – Shengda Tech Inc. – Chairman and Chief Executive Officer
(Chinese)

Dixon Chen
The Chairman, his comment is, we believe our stock is undervalued.  And we believe this is just temporary.  First, we should not be evaluated as a pure manufacturing business because we are a nanotechnology leader in the special chemicals field.  We are standing in the front row with the Chinese government’s encouragement on the new material size development.  So with that, we have a number of technologies, actually from the applications, are world-leading status.  So we believe our future is very bright and we look forward to go back to our peak and even exceeding that.

Operator
Thank you.  There are no further questions.

Kevin Theiss – Grayling – Investor Relations
With that I think we’ve finished today’s call.  Thank you very much for attending ShengdaTech’s First Quarter 2010 Earnings Conference Call.  We look forward to speaking with you.  If you have further questions, please stay in touch with us.  Thank you very much.

Operator
Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time, and we thank you for your participation.